Exhibit 99.7

MANTLE RIDGE LP

712 Fifth Avenue, 17th Floor

New York, NY 10019

[Investor]

[Address]

[Date]

Re: MR Cobalt Offshore Fund [•] LP, a Cayman Islands exempted limited partnership (the “Fund”)

Ladies and Gentlemen:

In connection with an investment by [•] (the “Investor”) in the Fund, and for other good and valuable consideration set forth herein, the parties hereto hereby agree to enter into this letter agreement (this “Agreement”), by and among the Investor, the Fund, MR Cobalt GP LLC, a Delaware limited liability company (the “General Partner”) and MR Cobalt Advisor LLC, a Delaware limited liability company (the “Investment Manager” and together with the General Partner, the “MR Parties”). Reference is made to the terms and provisions of the First Amended and Restated Exempted Limited Partnership Agreement of the Fund dated [•], 2021 (as amended from time to time, the “Partnership Agreement”), the Investor’s subscription agreement with respect to the Fund (the “Subscription Agreement”), the Fund’s Confidential Private Placement Memorandum dated [•] (as amended and/or supplemented from time to time, the “Memorandum”) and the Investment Management Agreement dated [•] entered into between the Investment Manager and the other parties thereto (the “Investment Management Agreement” and, together with the Partnership Agreement, the Subscription Agreement and the Memorandum, the “Fund Documents”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Fund Documents.

1.	Most Favored Nation.

(a)	For purposes of this Agreement:

“Parallel Funds” means any other special purpose entity formed and/or accounts managed for the purpose of investing alongside the Fund. The Investor acknowledges that the Investment Manager and/or its Affiliates manages, and may in the future manage or advise, other funds or accounts that do not constitute Parallel Funds for purposes of this Agreement, notwithstanding that such funds or accounts may pursue segments of the Fund’s or the Parallel Funds’ strategy.

MR COBALT - SIDE LETTER – [INVESTOR]

“Favorable Terms” means rights and/or terms relating to [•] that are collectively more favorable than those rights and/or terms granted to the Investor in any material respect.

For the avoidance of doubt, “Favorable Terms” shall not include rights and/or terms granted in connection with an investor’s legal, tax, regulatory or policy circumstances or requirements, which, to the Fund’s knowledge, are not reasonably applicable to the Investor.

“Net Commitments” means, with respect to each of the Investor or any other investor in the Fund and/or the Parallel Funds, the aggregate amount of capital commitments in the Fund and/or any Parallel Funds by such Investor or other investor, as applicable.

(b) The Fund agrees that if on or after the date of this Agreement, the Fund or a Parallel Fund enters into a new letter agreement or new similar agreement between the General Partner, the Investment Manager, the Fund, any general partner (or, in the case of a Parallel Fund, including any managed account, that is not a limited partnership, any entity serving in a comparable capacity) of any Parallel Fund or any of their Affiliates and any Limited Partner or any limited partner of, or investor in, any Parallel Fund entered into in connection with the admission of such Limited Partner to the Fund or such investor to any Parallel Fund and all amendments thereto (each, a “Side Letter”), then, subject to Paragraph 1(c) (including, for the avoidance of doubt, Paragraph 1(c)(iv)), (i) the General Partner shall, as soon as reasonably practicable, deliver to the Investor a copy of any Favorable Terms from all such Side Letters entered into on or after the date hereof (each of which may be redacted by the General Partner to remove any identifying information) in a matrix format, and (ii) the Investor shall be provided with an opportunity to request the irrevocable application of any Favorable Terms granted in such Side Letter (and, consequently, all of the restrictions, conditions or detrimental terms that are reasonably related to such Favorable Term (the “Restrictive Terms”)); provided, that the Investor notifies the General Partner in writing to that effect within 30 days of receipt of notice thereof.

(c) Notwithstanding anything to the contrary in the foregoing provisions, Paragraph 1(b) shall not apply to Side Letters entered into [•].

2. Management Fees. Each Capital Account of the Investor shall bear a Management Fee calculated in accordance with the Partnership Agreement, except that each such Capital Account will be subject to a quarterly Management Fee rate of [•]% ([•]% per annum) of the balance of each Capital Account as of the beginning of each calendar quarter.

3. Carried Interest. Notwithstanding anything to the contrary in Section 5.06(b)(ii) of the Partnership Agreement, which shall be interpreted, to the extent possible, consistently with this Paragraph 3, the amount of any distribution apportioned to each Capital Account held by the Investor shall be divided between the Investor and the General Partner and distributed as follows:

(a) Return of Capital. First, 100% to the Investor until the Investor has received cumulative distributions in respect of such Capital Account equal to the Investor’s Capital Contributions attributable to such Capital Account.

MR COBALT - SIDE LETTER – [INVESTOR]

(b) Preferred Return. Second, 100% to the Investor until the Investor has received, in respect of such Capital Account, on a cumulative basis pursuant to this Paragraph 3(b), an amount equal to a cumulative annual rate of return of [•] on the unreturned amount of the Investor’s Capital Contributions in respect of such Capital Account, determined by taking into account the date such Capital Contributions were made and the date on which distributions by the Fund were made in accordance with Section 5.06(b)(ii) of the Partnership Agreement (as modified by this Paragraph 3).

(c) Initial GP Catch-Up. Third, 100% to the General Partner, until the General Partner has received, in respect of such Capital Account, cumulative distributions pursuant to this Paragraph 3(c) equal to [•]% of the sum of (x) the distributions made, in respect of such Capital Account, to the Investor pursuant to Paragraph 3(b) and (y) distributions made, in respect of such Capital Account, to the General Partner pursuant to this Paragraph 3(c).

(d) [•] Split. Fourth, [•]% to the Investor and [•]% to the General Partner until all distributions made with respect to such Capital Account [•], on a cumulative basis, equal a cumulative annual rate of return of [•] on the unreturned amount of the Investor’s Capital Contributions in respect of such Capital Account, determined by taking into account the date such Capital Contributions were made and the date on which distributions by the Fund were made in accordance with Section 5.06(b)(ii) of the Partnership Agreement (as modified by this Paragraph 3).

(e) Second GP Catch-Up. Fifth, 100% to the General Partner until the General Partner has received cumulative distributions, in respect of such Capital Account, pursuant to Paragraphs 3(c)-(e), equal to [•]% of the sum of (x) the distributions made, in respect of such Capital Account, to the Investor pursuant to Paragraph 3(b) and Paragraph 3(d) and (y) distributions made, in respect of such Capital Account, to the General Partner pursuant to Paragraphs 3(c)-(e).

(f) [•] Split. Sixth, [•]% to the Investor and [•]% to the General Partner until all distributions made with respect to such Capital Account [•], on a cumulative basis, equal a cumulative annual rate of return of [•] on the unreturned amount of the Investor’s Capital Contributions, determined by taking into account the date such Capital Contributions were made and the date on which distributions by the Fund were made in accordance with Section 5.06(b)(ii) of the Partnership Agreement (as modified by this Paragraph 3).

(g) Third GP Catch-Up. Seventh, 100% to the General Partner until the General Partner has received cumulative distributions, in respect of such Capital Account, pursuant to Paragraphs 3(c)-(g) equal to [•]% of the sum of (x) the distributions made, in respect of such Capital Account, to the Investor pursuant to Paragraph 3(b), Paragraph 3(d) and Paragraph 3(f) and (y) distributions made, in respect of such Capital Account, to the General Partner pursuant to Paragraph 3(c)-(g).

MR COBALT - SIDE LETTER – [INVESTOR]

(h) Final Split. Thereafter, [•]% to the Investor and [•]% to the General Partner.

All amounts distributed to the General Partner pursuant to Paragraphs 3(c)-(h) shall constitute “Carried Interest” with respect to the Investor for purposes of the Fund Documents.

4. Jurisdiction. Any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Fund’s affairs shall be brought and maintained exclusively (subject only to the proviso contained in this Paragraph 4) in the Federal courts located in New York County, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise; provided, that if the Federal courts located in New York County would not have or are found not to have subject matter jurisdiction over any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Fund’s affairs, such action, proceeding or claim shall be brought and maintained only in the courts of the State of Delaware, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.

5. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6. Amendment; Assignment; Execution. Except as specifically provided herein, this Agreement shall not otherwise affect any rights or obligations that the Investor may have as a Partner in the Fund. Any variation to the terms of this Agreement shall be effective only when made in writing and signed, either by the parties hereto or by the party against whom such variation is sought to be enforced. This Agreement may not be assigned by any party without the prior written consent of all parties hereto. Notwithstanding anything to the contrary contained in the Fund Documents, this Agreement shall be deemed executed contemporaneously with the Investor’s admission as a Partner of the Fund.

MR COBALT - SIDE LETTER – [INVESTOR]

7. Counterparts. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. This Agreement may be signed by any party manually or by way of an electronic signature (including DocuSign or other similar method) or by a signature or a representation of a signature affixed by mechanical means. Each party understands and agrees that any portable document format (PDF) file, facsimile, or other reproduction of its signature on any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction. The General Partner may take such steps as it deems appropriate to determine the validity of any electronic signature.

8. Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

9. Termination. This Agreement (except for Paragraphs 4, 5, 6, 7, 8, 9 and 10) shall automatically and without notice terminate as and when the Investor (or any permitted assignee or transferee) no longer owns an Interest.

10. No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the permitted successors, assigns, and transferees of a party hereto) and this Agreement shall not be construed in any respect to be a contract, in whole or in part, for the benefit of any third party (except as aforesaid).

11. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each party that is a signatory hereto and each of their respective successors and permitted assigns.

12. Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision shall be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

MR COBALT - SIDE LETTER – [INVESTOR]

13. Interpretation. Notwithstanding anything to the contrary in the Fund Documents (which shall include any amendments thereto unless otherwise agreed by the parties hereto at the time of such amendments), other than as described in Section 11.01 of the Partnership Agreement with respect to the Investor’s Non-Disclosure Agreement, the parties hereto agree that in the event of any inconsistency between the terms of this Agreement, on the one hand, and the Fund Documents, on the other hand, the terms of this Agreement shall control.

[Remainder of the Page Intentionally Left Blank]

Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this Agreement and returning such copy to the Fund, the Investment Manager and the General Partner.

Very truly yours,

MR COBALT OFFSHORE FUND [•] LP

By:	MR Cobalt GP LLC, its general partner

By:	MR GP HoldCo LLC, its managing member

By:	MR GP HoldCo MM LLC, its managing member

By:	PCH MR GP Holdings LLC, its managing member

By:

Name:	Paul C. Hilal
Title:	Sole Member

MR COBALT GP LLC

By:	MR GP HoldCo LLC, its managing member

By:	MR GP HoldCo MM LLC, its managing member

By:	PCH MR GP Holdings LLC, its managing member

By:

Name:	Paul C. Hilal
Title:	Sole Member

[Signature Page to Investor Side Letter]

MR COBALT ADVISOR LLC

By:	Mantle Ridge LP, its managing member

By:	Mantle Ridge GP LLC, its general partner

By:	PCH MR Advisor Holdings LLC, its managing member

By:

Name:	Paul C. Hilal
Title:	Sole Member

[Signature Page to Investor Side Letter]

Agreed and accepted as of the date first written above by:

[•]

By:	[•]

By:
Name:

By:

Name:

[Signature Page to Investor Side Letter]